Exhibit 10.3

nStor Technologies, Inc.
100 Century Boulevard
West Palm Beach, Florida 33417

April 30, 2004

Cenvill Recreation, Inc.
100 Century Blvd
West Palm Beach, FL 33417
Attn: Mark F. Levy

Dear Mr. Levy:

We have agreed to the following amendments to that certain Promissory Note, dated October 23, 2003, in the amount of $1,800,000 (the “Note”), payable by nStor Technologies, Inc. to Cenvill Recreation, Inc., copies of which are attached hereto.

1)         The maturity date of the Note is hereby extended from April 30, 2004  to July 31, 2004 (“Maturity”).

2)         Accrued and unpaid interest on the Note through April 30, 2004 in the amount of $44,879 is hereby added to the $1,800,000 principal amount of the Note so that as of the date hereof, the principal amount of the Note has been increased to $1,844,879 (the “New Principal Amount”).  Interest at the rate of eight percent (8%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

                                                                                                Cenvill Recreation, Inc.

                                                                                                Agreed:
/s/ Jack Jaiven                                                                          By:  /s/ Mark F. Levy
Jack Jaiven                                                                                           Mark F. Levy
Vice President and Treasurer                                                                President